EXHIBIT 99.1

ATC Contact:     Brad Singer

Chief Financial Officer and Treasurer

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Announces Completion of Senior Notes Offering and

Calls for Partial Redemption of Outstanding 9 3/8% Senior Notes

Boston, Massachusetts – October 5, 2004 - American Tower Corporation (NYSE: AMT) announced today that it closed its previously announced sale of 7.125% senior notes due 2012. The Company sold a total of $300.0 million principal amount of notes, which resulted in net proceeds to the Company of approximately $292.8 million. The Company intends to use all of the net proceeds of the offering to redeem a portion of its outstanding 9 3/8% senior notes due 2009.

The Company also announced today the call for redemption of $276.0 million principal amount of its 9 3/8% senior notes. The redemption date has been set for November 4, 2004 at a redemption price equal to the principal amount of the notes plus an applicable premium. In addition, the Company will pay accrued and unpaid interest on the redeemed notes up to the redemption date.

As a result of this redemption of its 9 3/8% senior notes, the Company expects to record in the fourth quarter of 2004 a pre-tax loss on retirement of long-term obligations of approximately $22 million, consisting of approximately $17 million paid in excess of carrying value and approximately $5 million in the write-off of related deferred financing fees. The Company expects the issuance of the 7.125% senior notes and this redemption of its outstanding 9 3/8% senior notes will result in savings of approximately $5 million in annualized net interest expense.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior notes. The senior notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act. The senior notes have not been registered under the Securities Act or any state securities laws, and unless so registered, the senior notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

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This press release contains “forward-looking statements” regarding the redemption of the Company’s senior notes and the resulting expected cost savings. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to the amount of senior notes actually redeemed and the timing of the redemption of the senior notes.